Exhibit 4.2
                                                                 -----------




                      REGISTRATION RIGHTS AGREEMENT



                      DATED AS OF SEPTEMBER 4, 1998

                               BY AND AMONG

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.,

                 CAHILL WARNOCK STRATEGIC PARTNERS FUND, L.P.

                                  AND

                         STRATEGIC ASSOCIATES, L.P.

                           Table of Contents


                                                                         Page


1.         Definitions; Certain Rules of Construction                   - 1 -
           1.1.   "1933 Act"                                            - 1 -
           1.2.   "1934 Act"                                            - 2 -
           1.3.   "Board of Directors"                                  - 2 -
           1.4.   "Common Shares"                                       - 2 -
           1.5.   "Common Stock"                                        - 2 -
           1.6.   "Company"                                             - 2 -
           1.7.   "Company Indemnitees"                                 - 2 -
           1.8.   "Debentures"                                          - 2 -
           1.9.   "Effective Period"                                    - 2 -
           1.10.  "Form S-1", "Form S-3", "Form S-4", "Form S-8"
                  and "Form SB-2"                                       - 2 -
           1.11.  "Indemnitee"                                          - 2 -
           1.12.  "Initiating Holders"                                  - 2 -
           1.13.  "Investors"                                           - 2 -
           1.14.  "Holder"                                              - 2 -
           1.15.  "Holder Indemnitee"                                   - 2 -
           1.16.  "Initial Shelf Registration"                          - 2 -
           1.17.  "Person"                                              - 2 -
           1.18.  "PORTAL"                                              - 2 -
           1.19.  "register", "registered" and "registration"           - 3 -
           1.20.  "Registrable Securities"                              - 3 -
           1.21.  "Rule 144"                                            - 3 -
           1.22.  "Rule 144 Information"                                - 3 -
           1.23.  "SEC"                                                 - 3 -
           1.24.  "Shelf Registration"                                  - 3 -
           1.25.  "Securities Purchase Agreement"                       - 3 -
           1.26.  "Subsequent Shelf Registration"                       - 3 -
           1.27.  "Violation"                                           - 3 -
           1.28.  "Warrant Shares"                                      - 4 -
           1.29.  "Warrants"                                            - 4 -

2.         Registration Rights.                                         - 4 -
           2.1.   Demand Registration                                   - 4 -
           2.2.   Company Registration                                  - 6 -
           2.3.   Obligations of the Company                            - 6 -
           2.4.   Furnish Information                                   - 8 -
           2.5.   Expenses of Demand Registration                       - 8 -
           2.6.   Expenses of Company Registration                      - 8 -
           2.7.   Underwriting Requirements                             - 8 -
           2.8.   Indemnification                                       - 9 -
           2.9.   Reports Under Securities Exchange Act of 1934        - 11 -
           2.10.  Form S-3 Registration; Shelf Registration            - 12 -
           2.11.  Lock-up Agreements                                   - 14 -
           2.12.  Assignment of Registration Rights                    - 15 -
           2.13.  Limitations on Subsequent Registration Rights        - 15 -

3.         Legend                                                      - 15 -

4.         Specific Performance                                        - 16 -

5.         Notices                                                     - 16 -

6.         Binding Effect; Assignment                                  - 17 -

7.         Course of Dealing; Amendments, Waivers and Consents         - 17 -

8.         Miscellaneous                                               - 17 -

REGISTRATION RIGHTS AGREEMENT
SIGNATURE PAGE                                                         - 19 -

                 REGISTRATION RIGHTS AGREEMENT


               This Registration Rights Agreement, dated as of September 4, 1998, is among TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC., a Delaware corporation (the "Company"), CAHILL,
                                               -------
WARNOCK STRATEGIC PARTNERS FUND, L.P., a limited partnership organized under the laws of the State of Delaware, and STRATEGIC ASSOCIATES, L.P., a limited partnership organized under the laws of the State of Delaware (the "Investors").
                               ---------

               WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company and the Investors are entering into a certain Securities Purchase Agreement dated as of September 4, 1998 (as amended and in effect from time to time, the "Securities Purchase Agreement"), pursuant to which the
     -----------------------------
Company is issuing and selling to the Investors, and the Investors are purchasing from the Company (i) debentures with an aggregate principal balance of Four Million Dollars ($4,000,000) (the "Debentures), (ii) warrants (the "Warrants") which are
      ----------                       --------
exercisable for 2,760,918 shares (or such other number of shares after adjustment pursuant to the terms of the Warrants) of the Company's Common Stock (as defined below) (the "Warrant Shares"),
                                                --------------
and (iii) upon exercise of the Company Put Option as set forth in the Securities Purchase Agreement, shares of the Company's Common Stock (the "Common Shares");
            -------------

               WHEREAS, the Company desires to enter into this Agreement as an inducement to the Investors entering into the Securities Purchase Agreement; and

               WHEREAS, it is a condition to the issuance and sale by the Company, and the purchase by the Investors, of the Debentures, Warrants and Common Shares that the Company and the Investors enter into this Agreement.

               NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Definitions; Certain Rules of Construction. Certain
     ------------------------------------------
capitalized terms are used in this Agreement with the specific meanings defined below in this Section 1. Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, (a) the capitalized term "Section" refers to sections of this Agreement, (b) the capitalized term "Exhibit" refers to exhibits to this Agreement, (c) references to a particular Section include all subsections thereof, (d) the word "including" shall be construed as "including without limitation", (e) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect, (f) words in the singular or plural form include the plural and singular form, respectively, and (g) references to a particular Person include such Person's successors and assigns to the extent not prohibited by this Agreement.

     1.1.  "1933 Act" means the Securities Act of 1933, as amended
            --------
and all regulations thereunder.

     1.2.  "1934 Act" means the Securities Exchange Act of 1934,
            --------
as amended and all regulations thereunder.

     1.3.  "Board of Directors" means the Board of Directors of
            ------------------
the Company.

     1.4.  "Common Shares" is defined in the recitals to this
            -------------
Agreement.

     1.5.  "Common Stock" means the Company's common stock, par
            ------------
value $.0001 per share.

     1.6.  "Company" is defined in the recitals to this Agreement.
            -------

     1.7.  "Company Indemnitees" is defined in Section 2.8(b).
            -------------------

     1.8.  "Debentures" is defined in the recitals to this Agreement.
            ----------

     1.9.  "Effective Period" means the period from the date on
            ----------------
which a shelf registration becomes effective to the date on which all of the Registrable Securities cease to be Registrable
Securities.

     1.10. "Form S-1", "Form S-3", "Form S-4", "Form S-8" and
            --------    --------    --------    --------
"Form SB-2" mean such respective registration forms in effect on
 ---------
the date hereof (or any successor registration forms subsequently adopted by the SEC) under the 1933 Act.

     1.11. "Indemnitee" means each of the Company Indemnitees
            ----------
and the Holder Indemnitees.

     1.12. "Initiating Holders" is defined in Section 2.1(a).
            ------------------

     1.13. "Investors" is defined in the recitals to this
            ---------
Agreement.

     1.14. "Holder" means (a) any Person that owns, or has
            ------
the right to acquire, Registrable Securities and (b) any assignee thereof in accordance with Section 2.12.

     1.15. "Holder Indemnitee" is defined in Section 2.8(a).
            -----------------

     1.16. "Initial Shelf Registration" is defined in Section
            --------------------------
2.10(b).

     1.17. "Person" means any present or future natural
            ------
person or any corporation, association, partnership, joint venture, limited liability, joint stock or other company, business trust, trust, organization, business or government or any governmental agency or political subdivision thereof.

     1.18. "PORTAL" is defined in Section 2.9(b).
            ------

     1.19. "register", "registered" and "registration" refer to
            --------    ----------       ------------
a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act and the automatic effectiveness, or the declaration or ordering of effectiveness, of such registration statement or document.

     1.20. "Registrable Securities" means (a) any Common
            ----------------------
Share acquired pursuant to the Securities Purchase Agreement, any share of Common Stock issued or issuable upon the exercise of the Warrants and (b) any share of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security which is issued as) a dividend or other distribution with respect to, in exchange for, or in replacement of, any share of Common Stock described in the foregoing clause (a); provided,
                                                       --------
however, that any share of Common Stock previously sold to the
-------
public pursuant to a registered public offering or pursuant to an exemption from the registration requirements of the 1933 Act shall cease to be a Registrable Security. For purposes of this Agreement, the number of Registrable Securities at any time outstanding shall be the sum of (i) the number of shares of Common Stock then outstanding which are Registrable Securities plus (ii) the number of shares of Common Stock which are issuable pursuant to then exercisable or convertible securities and which upon issuance would be Registrable Securities.

     1.21. "Rule 144" is defined in Section 2.9(a).
            --------

     1.22. "Rule 144 Information" is defined in Section
            --------------------
2.9(b).

     1.23. "SEC" means the Securities and Exchange Commission.
            ---

     1.24. "Shelf Registration" means a registration
            ------------------
statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the 1933 Act.

     1.25. "Securities Purchase Agreement" is defined in the
            -----------------------------
recitals to this Agreement.

     1.26. "Subsequent Shelf Registration" is defined in
            -----------------------------
Section 2.10(b).

     1.27. "Violation" means, with respect to any
            ---------
registration statement which includes any Registrable Securities:

          (a) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

          (b) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; or

          (c) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law in connection with any matter relating to such registration statement.

     1.28. "Warrant Shares" means the Common Stock (or any
            --------------
other securities) acquired or to be acquired upon exercise of the Warrants.

     1.29. "Warrants" is defined in the recitals to this Agreement.
            --------


2.   Registration Rights.
     -------------------

     2.1.  Demand Registration.
           -------------------

          (a) At any time after the date of this Agreement, if the Company shall receive a written request from the Holders of a majority of the Registrable Securities then outstanding and entitled to registration rights under this Section 2 (the "Initiating Holders") that the Company effect the
           ------------------
     registration under the 1933 Act of at least 50% of the Registrable Securities then outstanding and that such registration shall have a minimum anticipated aggregate net offering price of $5,000,000, then the Company shall, within ten days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of this Section 2.1, use its best efforts to effect such a registration statement as soon as practicable and in any event to file within 75 days of the receipt of such request a registration statement under the 1933 Act covering all the Registrable Securities which the Holders shall in writing request (within 20 days of receipt of the notice given by the Company pursuant to this Section 2.1(a)) to be included in such registration and to use its best efforts to have such registration statement become effective. Any demand under Section 2.10 shall constitute a demand for purposes of this Section 2.1.

          (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice referred to in Section 2.1(a). In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.3(d)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders. The Initiating Holders shall consult with the Board of Directors regarding the selection of an underwriter or underwriters and approval by the Board of Directors, of any underwriter selected by the Initiating Holders shall not be unreasonably withheld. Notwithstanding any other provision of this
     Section 2.1, if, in the case of a registration requested pursuant to Section 2.1(a), the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise the Company and all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and all securities other than Registrable Securities sought to be included in the underwriting shall first be excluded. To the extent that further limitation is required, the number of Registrable Securities that may be included in the underwriting shall be allocated pro rata among all Holders thereof desiring to participate in such underwriting (according to the number of Registrable Securities then held by each such Holder). No Registrable Securities requested by any Holder to be included in a registration pursuant to Section 2.1(a) shall be excluded from the underwriting unless all securities other than Registrable Securities are first excluded.

          (c) The Company is obligated to effect only two registrations pursuant to Section 2.1(a) (which for purposes hereof shall include demands under Section 2.10); provided,
                                                       --------
     however, that no registration pursuant to Section 2.1(a) or
     -------
     Section 2.10 shall be deemed to be a registration for any purpose of this sentence if (i) the number of Registrable Securities included in the registration statement does not equal or exceed 35% of the number of Registrable Securities proposed by the Holders to be included in the offering; and provided, further, that no registration of Registrable
     --------  -------
     Securities which shall not have become and remained effective in accordance with Section 2.3 shall be deemed to be a registration for any purpose of this sentence.

          (d)  Notwithstanding the foregoing provisions of this
     Section 2.1, in the event that the Company is requested to file any registration statement pursuant to Section 2.1(a):

               (i) the Company shall not be obligated to effect the filing of such registration statement, during the 180 days following the effective date of any other registration statement pertaining to a public offering of securities for the account of the Company;

               (ii) the Company shall not be obligated to effect more than one registration pursuant to Section 2.1(a) or Section 2.10 in any 12-month period; and

               (iii) if the Company shall furnish to the Initiating Holders a certificate signed by the president of the Company stating that, in the good faith judgment of the Board of Directors, it would not be in the best interests of the Company and its stockholders generally for such registration statement to be filed, the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the relevant Initiating Holders; provided, however, that the Company may not
                   --------  -------
          utilize the right set forth in this Section 2.1(d)(ii) more than once in any 12-month period.

          (e) Each registration requested pursuant to Section 2.1(a) or 2.10 shall be effected by the filing of a registration statement on Form SB-2 or Form S-3 (if applicable) (or if such form is not available, any other form which includes substantially the same information (other than information which is incorporated by reference) as would be required to be included in a registration statement on such form as currently constituted), or unless another form would be equally effective.

     2.2.  Company Registration.  If (but without any obligation
           --------------------
to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its capital stock or other securities under the 1933 Act in connection with the public offering of such securities solely for cash (other than a registration on Form S-8 relating solely to the sale of securities to participants in a Company stock plan or a registration on Form S-4), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of any Holder given within 20 days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 2.7, use its best efforts to cause a registration statement covering all of the Registrable Securities that each such Holder has requested to be registered to become effective under the 1933 Act. The majority of Holders participating in a registration under this Section 2.2 have the right to select a co-lead underwriter, acceptable to the Company and the lead underwriter, if such registration is for an underwritten offering. The Company shall be under no obligation to complete any offering of its securities it proposes to make and shall incur no liability to any Holder for its failure to do so.

     2.3.  Obligations of the Company.  Whenever required under
           --------------------------
this Section 2 to use its best efforts to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible, prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities to be registered thereunder, keep such registration statement effective for up to 180 days (except with respect to any Shelf Registration under Section 2.10(b) which may be for a longer period) or until such Holders have informed the Company in writing that the distribution of their Registrable Securities has been completed. In addition, the Company shall:

          (a) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement, and use its best efforts to cause each such amendment and supplement to become effective, as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement;

          (b) furnish to the Holders such reasonable number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

          (c) use its best efforts to register or qualify the securities covered by such registration statement under such other securities or blue sky laws of such states and jurisdictions as shall be reasonably requested by the Holders, except that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or file a general consent to service of process in any such state or jurisdiction;

          (d) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering; provided, however, that each
                                   --------  -------
     Holder participating in such underwriting shall also enter into and perform its obligations under such an underwriting agreement, including furnishing any opinion of counsel or entering into a lock-up agreement reasonably requested by the managing underwriter;

          (e) notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto covered by such registration statement is required to be delivered under the 1933 Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and promptly file such amendments and supplements which may be required pursuant to Section 2.3(b) on account of such event and use its best efforts to cause each such amendment and supplement to become effective;

          (f) furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this
     Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion or opinions, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given by company counsel to the underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountant of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities;

          (g) apply for listing and use its best efforts to list the Registrable Securities being registered on any national securities exchange on which a class of the Company's equity securities is listed or, if the Company does not have a class of equity securities listed on a national securities exchange, apply for qualification and use its best efforts to qualify the Registrable Securities being registered for inclusion on the automated quotation system of the National Association of Securities Dealers, Inc.; and

          (h) without in any way limiting the types of registrations to which this Section 2 shall apply, in the event that the Company shall effect a Shelf Registration, the Company shall take all necessary action, including the filing of post-effective amendments, to permit the Investors to include their Registrable Securities in such registration in accordance with the terms of this Section 2.

     2.4.  Furnish Information.  It shall be a condition precedent
           -------------------
to the obligations of the Company to take any action pursuant to this Section 2 in respect of the Registrable Securities of any selling Holder that such selling Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such Registrable Securities as shall be required to effect the registration of such Registrable Securities. The Company shall have no responsibility, to the extent such Holder fails to provide such information in a timely manner, and if the Company determines it appropriate, the Company may delay the filing of any such registration statement until the Holder provides such information.

     2.5.  Expenses of Demand Registration.  The Company shall
           -------------------------------
bear all expenses relating to Registrable Securities incurred in connection with each registration, filing or qualification pursuant to Section 2.1(a) and each registration, filing or qualification pursuant to Section 2.10, including all registration, filing and qualification fees, printing and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements (not to exceed $20,000 per registration) of one counsel for the selling Holders.

     2.6.  Expenses of Company Registration.  The Company shall
           --------------------------------
bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to any registration pursuant to Section 2.2 for each Holder, including all registration, filing and qualification fees, printing and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders. All underwriting discounts and commissions relating to Registrable Securities included in any registration effected pursuant to Section 2.2 will be borne and paid ratably by the Holders of such Registrable Securities and the Company.

     2.7.  Underwriting Requirements.  In connection with any
           -------------------------
offering involving an underwriting of securities being issued by the Company, the Company shall not be required under Section 2.2 to include any of the Holders' securities in such underwriting unless such Holders accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity, if any, as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company. If the managing underwriter for the offering shall advise the Company in writing that the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities to be sold other than by the Company that can be successfully offered, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the managing underwriter believes will not jeopardize the success of the offering. The securities so included in the offering will be reduced as follows:

          (a) first, all securities which stockholders other than the Company and the Holders seek to include in the offering shall be excluded from the offering to the extent limitation on the number of shares included in the underwriting is required; and

          (b) if further limitation on the number of shares to be included in the offering is required, then the number of shares held by Holders that may be included in the underwriting shall be reduced pro rata among the selling
     Holders in accordance with the number of shares of Registrable Securities held by each such Holder;

provided, however, that in no event shall the amount of
--------  -------
securities of the selling Holders included in the offering be reduced below 35% of the total amount of securities included in such offering, except if the managing underwriter makes the determination described above and no securities other than those of the Company are included. For purposes of the preceding sentence concerning apportionment, for any selling stockholder which is a Holder of Registrable Securities and which is a partnership or a corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall collectively be deemed to be a "selling Holder," and any pro rata reduction with respect to such "selling Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling Holder," as defined in this sentence.

     2.8.  Indemnification.  In the event any Registrable
           ---------------
Securities are included in a registration statement under this
Section 2:

          (a) The Company will indemnify and hold harmless each Holder, the officers, directors, partners, agents and employees of each Holder, any underwriter (as defined in the 1933 Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the 1933 Act or the 1934 Act (collectively, the "Holder
                                                      ------
     Indemnitees"), against any losses, claims, damages or
     -----------
     liabilities (joint or several) to which they may become subject under the 1933 Act, the 1934 Act or any other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any Violation. The Company will reimburse each Holder Indemnitee for any legal or other expenses reasonably incurred by such Holder Indemnitee in connection with investigating or defending any such loss, claim, damage, liability or action. The indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder Indemnitee in any such case for any such loss, claim, damage, liability or action (i) to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of such Holder Indemnitee; provided, however, that
                                          --------  -------
     the Company shall not be required to indemnify any Holder for information supplied by another Holder or (ii) in the case of a sale directly by a Holder of Registrable Securities (including a sale of such Registrable Securities through any underwriter retained by such Holder engaging in a distribution solely on behalf of such Holder), such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus, and such Holder failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the Registrable Securities to the Person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the 1933 Act.

          (b) Each Holder which includes any Registrable Securities in any registration statement (i) will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the 1933 Act, each agent and any underwriter for the Company, and any other Holder or other stockholder selling securities in such registration statement or any of its directors, officers, partners, agents or employees or any Person who controls such Holder or such other stockholder or such underwriter (collectively, the "Company
                                                         -------
     Indemnitees"), against any losses, claims, damages or
     -----------
     liabilities (joint or several) to which any Company Indemnitee may become subject under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by or on behalf of such Holder expressly for use in connection with such registration and
     (ii) will reimburse any legal or other expenses reasonably incurred by any Company Indemnitee in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the liability
                          --------  -------
     of any Holder hereunder shall be limited to the amount of net proceeds (after deduction of all underwriters' discounts and commissions paid by such Holder in connection with the registration in question) received by such Holder in the offering giving rise to the Violation; and provided,
                                                --------
     further, that the indemnity agreement contained in this
     -------
     Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld) nor, in the case of a sale directly by the Company of its securities (including a sale of such securities through any underwriter retained by the Company to engage in a distribution solely on behalf of the Company), shall such Holder be liable to the Company in any case in which such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus, and the Company failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the securities to the Person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the 1933 Act.

          (c) Promptly after receipt by any Indemnitee under this Section 2.8 of notice of the commencement of any action (including any governmental action), such Indemnitee will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume and control the defense thereof with counsel mutually satisfactory to the parties; provided,
                                                   --------
     however, that such Indemnitee shall have the right to retain
     -------
     its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such Indemnitee by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests, as reasonably determined by either party, between such Indemnitee and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the Indemnitee under this Section 2.8 to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to such Indemnitee otherwise than under this Section 2.8.

          (d) The obligations of the Company and the Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement whether under this Section 2 or otherwise.

          (e)  If the indemnification provided for in this
     Section 2.8 is unavailable to a party that would have been an Indemnitee under this Section 2.8 in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to herein, then each party that would have been an indemnifying party hereunder shall, in lieu of indemnifying such Indemnitee, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of such indemnifying party, on the one hand, and such Indemnitee, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof). The relative fault shall be determined by reference to, among other things, whether the Violation relates to information supplied by such indemnifying party or such Indemnitee and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such Violation. The parties agree that it would not be just and equitable if contribution pursuant to this
     Section 2.8(e) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentence. The amount paid or payable by a contributing party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to above in this Section 2.8(e) shall include any legal or other expenses reasonably incurred by such Indemnitee in connection with investigating or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The liability of any Holder of Registrable Securities in respect of any contribution obligation of such Holder (after deduction of all underwriters' discounts and commissions paid by such Holder in connection with the registration in question) arising under this Section 2.8(e) shall not in any event exceed an amount equal to the net proceeds to such Holder from the disposition of the Registrable Securities disposed of by such Holder pursuant to such registration.

     2.9.  Reports Under Securities Exchange Act of 1934.
           ---------------------------------------------

          (a) With a view to making available to the Holders the benefits of Rule 144 promulgated under the 1933 Act ("Rule
                                                           ----
     144") and any other rule or regulation of the SEC that may
     ---
     at any time permit a Holder to sell securities of the Company to the public without registration, and with a view to making it possible for Holders to register the Registrable Securities pursuant to a registration on Form S-3, the Company agrees to:

               (i) use its best efforts to make and keep public information available, as those terms are understood and defined in Rule 144, at all times;

               (ii) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act or compliance with the reporting requirements of Section 15(d) of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, for the offering of its securities to the general public is declared effective;

               (iii)     use its best efforts to file with the
          SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934
          Act; and

               (iv) furnish to any Holder, so long as such Holder owns any Registrable Securities, forthwith upon request
          (A) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act, or as to its qualification as a registrant whose securities may be resold pursuant to Form S-3, (B) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (C) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

          (b) The Company agrees that, at all times during which the Company is neither subject to the reporting requirement of Sections 13 or 15(d) of the 1934 Act, nor exempt from reporting pursuant to Rule 12g3-2(b) under the 1934 Act, it will provide in written form, upon the written request of any Holder, or a prospective purchaser of securities of the Company from such Holder, all information required by Rule 144A(d)(4)(i) of the General Regulations promulgated by the SEC under the 1933 Act (the "Rule 144A Information"). The
                                  ---------------------
     Company further agrees, upon written request, to cooperate with and assist any Holder or any member of the National Association of Securities Dealers, Inc. system for Private Offerings Resales and Trading through Automated Linkages ("PORTAL") in applying to designate and thereafter
       ------
     maintaining the eligibility of the Company's securities for trading through PORTAL. With respect to each Holder, the Company's obligations under this Section 2.9(b) shall at all times be contingent upon such Holder's obtaining from a prospective purchaser an agreement to take all reasonable precautions to safeguard the Rule 144A Information from disclosure to anyone other than employees of the prospective purchaser who require access to the Rule 144A Information for the sole purpose of evaluating its purchase of the Company's securities.

     2.10. Form S-3 Registration; Shelf Registration.
           -----------------------------------------

          (a) In case the Company shall receive from Holders of at least 50% of the Registrable Securities a written request that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder, the Company will:

               (i) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

               (ii) use its best efforts to effect, as soon as practicable, such registration, qualification or compliance as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder joining in such request as are specified in a written request given within 20 days after receipt of such written notice from the Company; provided,
                                                --------
          however, that the Company shall not be obligated to
          -------
          effect any such registration, qualification or compliance, pursuant to this Section 2.10 if: (A) Form S-3 is not available for such offering by the Holders;
          (B) the Company has already effected one registration on Form S-3 or pursuant to Section 2.1 within the previous twelve-month period; or (C) the Company shall furnish to the Holders a certificate signed by the president of the Company stating that, in the good faith judgment of the Board of Directors, it would not be in the best interests of the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of such Form S-3 registration for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 2.10; provided, however, that the
                                   --------  -------
          Company shall not utilize this right more than once in any 12-month period and that any demand under this
          Section 2.10 shall count as a demand under Section 2.1.

          (b) As soon as practicable after Closing, and in any event not more than 45 days from the date of this Agreement, the Company shall prepare and file with the SEC a Shelf Registration registering the resale from time to time of all of the Registrable Securities (the "Initial Shelf Registration") held by
                             --------------------------
the Holders. The registration statement for any Shelf Registration shall be on Form S-3 or another appropriate form permitting registration of such Registrable Securities for resale by the Holders in the manner or manners designated by them, from time to time, which may include an underwritten offering, subject to the underwriter being reasonably acceptable to the Company. The Company shall use its best efforts to cause the Initial Shelf Registration to become effective under the 1933 Act as promptly as is practicable and to keep the Initial Shelf Registration continuously effective under the Securities Act until the end of the Effective Period. The following provisions shall also apply with respect to a Shelf Registration:

          (i) From and after the exercise of any Warrant, in whole or in part, within 45 days after receipt of written notice from the Holder, the Company shall effect a Shelf Registration for all or a portion of the Conversion Shares which have been theretofore issued to Holder; provided, however, that (A) the
                              --------  -------
number of Conversion Shares sought to be included in any Shelf Registration shall not be less than 50% of the shares of Common Stock or other securities for which the Warrant is exercisable and (B) in no event shall the Company be obligated to effect a Shelf Registration pursuant to this paragraph on more than one occasion in any 12-month period.

        (ii) If the Initial Shelf Registration or any Subsequent Shelf Registration (as defined below) ceases to be effective for any reason at any time during the Effectiveness Period (other than because all Registrable Securities shall have been sold or shall have ceased to be Registrable Securities), the Company shall use its best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall within thirty (30) days of such cessation of effectiveness amend the Shelf Registration in a manner reasonably expected to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional Shelf Registration covering all of the Registrable Securities then outstanding (a "Subsequent Shelf Registration"). If a Subsequent Shelf
 -----------------------------
Registration is filed, the Company shall use all reasonable efforts to cause the Subsequent Shelf Registration to become effective as promptly as is practicable after such filing and to keep such registration statement continuously effective until the end of the Effectiveness Period.

        (iii) The Company shall supplement and amend the Shelf Registration if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration, if required by the 1933 Act or the SEC, or if reasonably requested by the majority of Holders or by any managing underwriter, if any, of such Registrable Securities with respect to the offer and sale or other disposition of the Registrable Securities during the Effective Period.

      (iv) From time to time, the Company shall (A) prepare and file with the SEC a post-effective amendment to the Shelf Registration or a supplement to the related prospectus or a supplement or amendment to any document incorporated therein by reference or any other required document, so that such registration statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, so that, as thereafter delivered to purchasers of the Registrable Securities being sold thereunder, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (B) provide the Holders with copies of any registration statement, prospectus, document incorporated by reference therein, or such other documents filed with the SEC in such numbers as the Holders shall reasonably request; and (C) inform the Holders that the Company has complied with its obligations and that the registration statement and related prospectus may be used for the purpose of selling all or any of such Registrable Securities (or that, if the Company has filed a post-effective amendment to the Shelf Registration which has not yet been declared effective, the Company will notify the Holders to that effect, will use its best efforts to secure the effectiveness of such post-effective amendment and will immediately so notify the Holders when the amendment has become effective).

     2.11. Lock-up Agreements.  If reasonably requested by
           ------------------
the Company and the managing underwriter, the Holders agree to enter into lock-up agreements pursuant to which they will not, for a period of 180 days following the effective date of a registration statement for a public offering of the Company's securities, offer, sell or otherwise dispose of any Registrable Securities (except Registrable Securities sold pursuant to such registration statement) without the prior consent of the Company and the underwriter, provided that the officers, directors and all holders of more than 5% of the shares of Common Stock (calculated for the purpose as if all securities convertible into or exercisable for Common Stock, directly or indirectly, are so converted or exercised) of the Company enter such lock-up agreements for the same period and on the same terms.

     2.12. Assignment of Registration Rights.  The rights to
           ---------------------------------
cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by any Holder to a permitted transferee, and by such transferee to a subsequent permitted transferee, but only if such rights are transferred (a) to an affiliate, subsidiary, partner or stockholder of such Holder or transferee or an account managed or advised by the manager or adviser of such Holder or transferee or (b) in connection with the sale or other transfer of not less than an aggregate of five percent (5%) of the Registrable Securities held by such Holder or some lesser number, if such lesser number represents all the Registrable Securities then held by such Holder; provided,
                                                 --------
however, that such transfer does not constitute a "distribution"
-------
within the meaning of the 1933 Act. Any transferee to which rights under this Agreement are transferred shall: (i) as a condition to such transfer, deliver to the Company a written instrument by which such transferee agrees to be bound by the obligations imposed upon Holders under this Agreement to the same extent as if such transferee were a Holder under this Agreement; and (ii) be deemed to be a Holder hereunder.

     2.13. Limitations on Subsequent Registration Rights.
           ---------------------------------------------
From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company relating to registration rights (other than registration rights disclosed on Schedule 4.12 to the Securities Purchase Agreement), unless such agreement includes (a) to the extent such agreement would allow such holder or prospective holder to include such securities in any registration filed under
Section 2.1, 2.2 or 2.10, a provision that such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not reduce the amount of the Registrable Securities of the Holders which would otherwise be included and
(b) no provision which would allow such holder or prospective holder to make a demand registration which could result in such registration statement being declared effective prior to November 1, 2003.


3.   Legend.  Each certificate representing any Registrable
     ------
Security shall bear on its face substantially the following legends:

          (a) "THESE SECURITIES ARE SUBJECT TO THE PROVISIONS OF A CERTAIN REGISTRATION RIGHTS AGREEMENT DATED AS OF SEPTEMBER 4, 1998, AS AMENDED AND IN EFFECT FROM TIME TO TIME, AMONG THE CORPORATION AND THE STOCKHOLDERS NAMED THEREIN, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE CORPORATION."

          (b)  Any legends required by (i) the Securities
     Purchase Agreement or (ii) the laws of any applicable jurisdiction.


4.   Specific Performance.  The parties recognizes that their
     --------------------
respective rights under this Agreement are unique, and, accordingly, each party shall, in addition to such other remedies as may be available to it at law or in equity, have the right to enforce its rights hereunder by actions for injunctive relief and specific performance to the extent permitted by law. This Agreement is not intended to limit or abridge any rights of either party which may exist apart from this Agreement.


5.   Notices. Any notices or other communications required or
     -------
permitted hereunder shall be sufficiently given if in writing and delivered in Person, transmitted by facsimile transmission (fax) or sent by registered or certified mail (return receipt requested) or recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:

          (a)  if to the Company:

                    Touchstone Applied Science Associates, Inc.
                    P.O. Box 382
                    4 Hardscrabble Heights
                    Brewster, New York 10509
                    Attn:  Andrew L. Simon
                    Telephone No.:  914-277-8100
                    Facsimile No.:    914-277-3548

                    with a copy to:

                    Christy & Viener
                    620 Fifth Avenue
                    New York, New York 10020
                    Attn: Steven R. Berger, Esq.
                    Telephone No.:  212-632-5500
                    Facsimile No.:   212-632-5555

          (b)  if to the Purchasers:

                    c/o Cahill, Warnock & Company, L.L.C.
                    One South Street, Suite 2150
                    Baltimore, MD 21202
                    Attn:  David L. Warnock
                    Telephone No.: 410-895-3800
                    Facsimile No.:  410-895-3805

                    with a copy to:

                    Wilmer, Cutler & Pickering
                    100 Light Street
                    Baltimore, MD 21202
                    Attn: George P. Stamas, Esq.
                    Telephone No.:   410-986-2800
                    Facsimile No.:    410-986-2828

A notice or communication will be effective (i) if delivered in Person or by overnight courier, on the business day it is delivered, (ii) if transmitted by telecopier, on the business day of actual confirmed receipt by the addressee thereof, and (iii) if sent by registered or certified mail, three (3) business days after dispatch.


6.   Binding Effect; Assignment.  This Agreement shall be binding
     --------------------------
upon, and inure to the benefit of, the parties and their respective personal representatives, successors and permitted assigns; provided, however, that the Company shall not have the
         --------  -------
right to assign its rights and obligations hereunder, or any interest herein, without the prior written consent of the holders of a majority of the Registrable Securities then outstanding.


7.   Course of Dealing; Amendments, Waivers and Consents.  No
     ---------------------------------------------------
course of dealing between the parties shall operate as a waiver of any party's rights under this Agreement. Each party acknowledges that if any party, without being required to do so by this Agreement, gives any notice or information to, or obtains any consent from, the other party, such party shall not by implication have amended, waived or modified any provision of this Agreement, or created any duty to give any such notice or information or to obtain any such consent on any future occasion. No delay or omission on the part of any party in exercising any right under this Agreement shall operate as a waiver of such right or any other right hereunder or thereunder. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No amendment, waiver or consent with respect to this Agreement shall be binding unless it is in writing and signed by each of the Company and the holders of a majority of the Registrable Securities then outstanding.


8.   Miscellaneous.  If any provision of this Agreement shall be
     -------------
found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable, and, as modified, shall be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation hereof. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior understandings and agreements, whether written or oral, with respect to such subject matter. This Agreement may be executed in counterparts, which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of New York.

               [Remainder of page left blank intentionally -- signature page follows.]

                     REGISTRATION RIGHTS AGREEMENT
                            SIGNATURE PAGE


               IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed effective as of the date first above written.

THE COMPANY:


TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.


               By: /S/ ANDREW L. SIMON
                  -----------------------------------------
               Name:  Andrew L. Simon
               Title: President and Chief Executive Officer


INVESTORS:


CAHILL, WARNOCK STRATEGIC PARTNERS FUND, L.P.

               By: CAHILL WARNOCK STRATEGIC PARTNERS, L.P.,
                   its General Partner


              By: /S/ DAVID L. WARNOCK
                  -----------------------------------------
                  Name:  David L. Warnock
                  Title: a General Partner




STRATEGIC ASSOCIATES, L.P.

              By:  CAHILL, WARNOCK & COMPANY, LLC, its
                   General Partner


              By: /S/ DAVID L. WARNOCK
                  -----------------------------------------
                 Name:  David L. Warnock
                 Title: Managing Member